# Altech Digital Co., Ltd. | Corporate Presentation

Sep 2025

Free writing prospectus dated Sep 29, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated Sep 25, 2025
Registration No. 333-289757


Altech Digital | ALD

# Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of Altech Digital Co., Ltd. ("we", "us", or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates and may be accessed through the following web link:
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The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact either Pacific Century Securities, LLC, Revere Securities, LLC , or our company via the details below.

## Issuer

**Altech Digital Co., Ltd.**

Tel: +852-9144-0470

Website: www.altech.hk:

jb@altech.hk

Address: Units 608-61 Level 6, Core C, Cyberport 3

100 Cyberport Road, Pok Fu Lam Hong Kong

## Underwriters

PACIFIC CENTURY
PACIFIC CENTURY SECURITIES,LLC

Pacific Century Securities LLC

REVERE
SECURITIES

Reverse Securities LLC

# Forward Looking Statement (1)

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including, among others, those listed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulations,” and other sections in this prospectus, that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

- changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;
- the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;
- changes in the availability and cost of professional staff which we require to operate our business;
- changes in customers’ preferences and needs;
- changes in competitive conditions and our ability to compete under such conditions;
- changes in our future capital needs and the availability of financing and capital to fund such needs;
- changes in currency exchange rates or interest rates;
- projections of revenue, profits, earnings, capital structure and other financial items;
- changes in our plan to enter into certain new business sectors; and
- other factors beyond our control.

# Forward Looking Statement (con't)

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.


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# Offering Summary

**Issuer:** Altech Digital Co., Ltd. | **Ticker:** ALD | **Underwriters:** Pacific Century Securities LLC & Reverse Securities LLC | **Offering Type:** Initial Public Offering ( Class A Ordinary Shares)

**Class A Ordinary Shares Offered:**

1,500,000 Class A Ordinary Shares
- 225,000 shares (over-allotment option, within 45 days)

**Offer Price:**

US$4.00 per share

**Shares Outstanding (post-offering):**

29,500,000 Ordinary Shares
- 27,000,000 Class A
- 2,500,000 Class B

(or 27,225,000 Class A if full over-allotment exercised)

**Shares Outstanding (pre-offering)**

28,000,000 Ordinary Shares
- 25,500,000 Class A
- 2,500,000 Class B

**Use of Proceeds (net ~US$4.4m):**

- Expand operating scale & hire staff
- Enhance brand building
- Working capital & general corporate purposes



# Company Overview

One of the few Hong Kong-based companies providing technology infrastructure and implementation service

**2022**

Year of Establishment

**8**

No. Of Employees

**$3.5M**

2025 Revenue

**$1.4m**

2025 Gross Profit

**$1.1M**

2025 Net Profit After Tax


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# Business Overview

Focus on providing comprehensive and innovative solutions designed to optimize business performance of our customers, meet various industry-specific operational challenges and create new business opportunities for them.

Offer services to customers from a variety of industries including multinational financial services, property development and business solutions services.

Categorized into:

- System development services
- System maintenance and consultancy services


1

# Business Summary

## System Development Service

Specializes in developing web-based systems and mobile applications tailored to the specific operational and business requirements of its clients.

Develop IT systems and applications for multinational financial institutions and property developers, who are our major customers

Examples include developed and integrated a credit card mobile application and the corresponding administration system for a Hong Kong loan services provider to provide credit card and personal loan services

## System Maintenance and Consultancy Services

Provide system maintenance and consultancy services mainly for customers who have engaged us in providing system development services to ensure that our customers' personnel become familiar with the system we have developed for them and that sufficient on-site technical support is available during the initial transition period.

During the initial transition period, we ensure that we deploy sufficient personnel to provide on-site technical support and addresses defects identified and reported during the maintenance period



# Corporate Structure



**Kwok Wai Bow:** 50%

**Kei Ho Kevin Lam:** 50%

### Altech Digital Holding Limited (British Virgin Islands)

Pre-Offering: 70.47% Class A, 100% Class B

### Other existing shareholders

Pre-Offering: 29.53% Class A

### Public Shareholding

- Pre-Offering: 0.00% Class A

### Our Company (Cayman Islands)



**Altech Digital (BVI) Limited (British Virgin Islands)**

100% Own

**Altech Hong Kong Limited (Hong Kong)**

100% Own

# Market Opportunity

## Macro Tailwinds In Hong Kong

- GDP: US$365B (2019) → US$407B (2024), CAGR 2.2%
- +6.5% growth in 2024, forecast 2–3% in 2025

## Strong Market Growth

**US$3.45B** 2024

**US$2.14B** 2019

→



**US$5.19B** 2029



## Supportive Government Initiatives

- IT solution spend: US$1.1B (2017/18) → US$2.03B (2023/24), est. US$2.48B by 2025 (+22.3% YoY)
- HK$1B (~US$128M) for AI, Digital Transformation and R&D
- Cyberport AI Supercomputing Centre launched

## Private Sector Adoption

- Increasingly invest in technology infrastructure and digital tools
- Focus on software integration, customs solution and technical support

## Hong Kong as Premier FinTech Hub

- 1,100+ fintech firms, 10+ unicorns (Airwallex, ZA Group, WeLab)
- 33% of start-ups were fintech; total 4,694 (+10% YoY)

Source: C&SD, GIH, Digital Policy Office, Startup Survey 2024

# Competitive Strengths

## Entry Barrier

### Talent Acquisition (for New Entrants)

Experienced IT talent prefers established firms; new entrants face higher training and hiring costs.

### Reputation & Brand Recognition

Established firms benefit from trust and credibility; new players struggle without proven track records.

### Cybersecurity Risks

Rising cyber threats demand heavy investment in security infrastructure and compliance, raising costs.



## Our Strengths

### Long-term Stable Customer Relationship

Over 56% of revenue from recurring system maintenance & consultancy in 2025.

### Compact Team With Growth Potential

8 employees with low overhead, fast execution, and strong client focus.

### Experienced Leadership

Management with 15+ years industry experience driving innovation and growth.

# Growth Strategy

## Enhance Team of Industry Talents and Operating Scale

Hire more industry talents to provide dedicated attention to our customers.

Expand our operating scale to cope with increasing demands and business opportunities and reduce our reliance on outsourcing.

## Optimize Technology Infrastructure

Maintaining up-to-date technological infrastructure and providing a wide variety of service offerings.

Establish closer strategic cooperation with external technology solution providers to continue to optimize our technology infrastructure to cater for evolving customer needs.

## Enhance Brand In The IT Solutions Service Industry

Further promote our brand and gain customer confidence across different industries.

Actively host and sponsor technical training sessions and seminars among students, industry  players and potential customers to enhance our brand image..



# Financial Overview

| | Revenue | Gross Profit | Operating Income |
|---|---|---|---|
| YR 25 | US$3.49M (↑115% YoY) | US$1.42M (↑138% YoY) | US$1.12M (↑133% YoY) |
| YR 24 | US$1.63M | US$0.76M | US$0.48M |

| | Other Income | Net Income | Current Ratio |
|---|---|---|---|
| YR 25 | US$0.17M (↑1423% YoY) | US$1.11M (↑171% YoY) | 2.2 X (NO DEBT) |
| YR 24 | US$0.01M | US$0.41M | 0.9 X (NO DEBT) |

Source: Fiscal Year Ended March 31, 2025 and 2024

# Meet Our Team

## Jason Bow

### Chairman, Director

- He has over ten years of experience in RegTech (technology-based solutions for compliance with anti-money laundering and counter-financing of terrorism requirements) and AML (anti-money laundering) compliance.



## Kevin Lam

### CEO, Director

- He has over 15 years of entrepreneurial experience across various sectors, including fashion and e-commerce, with over seven years of experience in the IT solutions services industry.

### Sai Hang, Kwong

**Chief Financial Officer**

Over 19 years of experience in accounting and auditing, specializing in U.S. GAAP, IFRS, treasury management, global investor relations, risk management, and tax.

### Jian, Huang

**Independent Director**

Over 17 years of extensive experience in risk management and finance across various global organizations.

### Keung Wa Steven, Tsang

**Independent Director**

Over 30 years of IT leadership experience in financial services, specializing in cybersecurity, regulatory compliance, and digital transformation initiatives.

### Sze Ho, Chan

**Independent Director**

Over 12 years of financial services experience, currently serving as the CEO of Garden Stage Limited and a director of its subsidiary, I Win Securities Limited.

# Contacts Information

## Altech Digital Co., Ltd.

Issuer

- Attention: Kwok Wai BOW, Director and Chairman of the Board
- Tel: +852-9144-0470
- Email: jb@altech.hk
- Address:  Units 608-61 Level 6, Core C, Cyberport 3 100 Cyberport Road, Pok Fu Lam Hong Kong
- Website: www.altech.hk

## Pacific Century Securities LLC

Underwriter

- Tel: (+1)212-970-8868
- Email: syndicate@pcsecurities.us
- Address: 747 3rd Ave, Suite 2101, New York, NY 10017

## Reverse Securities LLC

Underwriter

- Tel:  +1-212-688-2350
- Email: contact@reveresecurities.com
- Address: 560 Lexington Avenue 16th Floor New York, NY 10022



ALTECH

Altech Digital Co., Ltd.


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